Exhibit 99.1

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500
www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Fourth Quarter and Full Year 2011 Results

SPOKANE, Wash — January 31, 2012 — Potlatch Corporation (NASDAQ:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2011.

“Economic conditions remained challenging throughout 2011, which is reflected in our fourth quarter and full year results” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “For full year 2011, earnings from continuing operations were $40.3 million, which was comparable to 2010. In our Resource segment, we experienced varying conditions between our regions. Demand remained strong in our Northern region, which kept timber prices and harvest volumes at favorable levels. In fact, we were even able to shift a portion of our harvest from the Southern region to the Northern region to capture better pricing opportunities. In our Southern region, fiber availability due to dry weather kept prices depressed most of the year, which was the primary driver of our harvest deferral. Wood Products had a solid year, with operating income and shipments comparable to last year, and Real Estate had another very good year in 2011, with four large non-strategic timberland sales and continued steady demand for HBU and rural real estate properties,” concluded Mr. Covey.

Q4 2011 FINANCIAL SUMMARY

•

In Q4 2011, Potlatch had a loss from continuing operations of $1.5 million, or a loss of $0.04 per diluted common share, compared to earnings from continuing operations of $8.9 million, or $0.22 per diluted common share in Q4 2010.

•

In Q4 2010, the company completed a non-strategic timberland sale of approximately 29,000 acres in Wisconsin and 17,400 acres in Arkansas to RMK Timberland Group, a timber investment management organization, for $36.1 million, which provided $0.16 of non-recurring positive EPS impact.

Q4 2011 BUSINESS PERFORMANCE

Resource

Operating income for the Resource segment in Q4 2011 was $12.6 million, compared to $12.8 million in Q4 2010 and $25.6 million in Q3 2011. The decrease from Q3 2011 was primarily due to seasonal factors as the third quarter is the Northern region’s strongest production quarter.

Northern Region

•

Total fee harvest volume in Q4 2011 increased 8 percent over Q4 2010, due to the harvest shift to the Northern region, together with an increased demand for pulpwood. Total fee harvest volume in Q4 2011 decreased 39 percent from Q3 2011, primarily due to normal seasonality. In addition, Q3 2011 volume was higher than it otherwise would have been as a result of our shift of a portion of the harvest to the Northern region from the Southern region to capture better pricing opportunities.

•

Sawlog volume increased 6 percent in Q4 2011 over Q4 2010 as a result of the harvest shift between the regions. Sawlog prices increased 6 percent year-over-year due to a general strengthening of sawlog demand in Idaho.

•

Sawlog harvest volume decreased 41 percent in Q4 2011 from Q3 2011 due to seasonal factors and the high volume in Q3 2011 mentioned above. Sawlog prices decreased 6 percent sequentially, driven by weak cedar prices coupled with a drop in the lumber price index, to which a majority of sales are tied.

•

Pulpwood volume and prices increased 23 percent and 10 percent, respectively, in Q4 2011 over Q4 2010 due to increased demand for pulpwood in the Pacific Northwest and continued strong demand in Minnesota for hardwood pulpwood.

•

Pulpwood volume decreased 22 percent in Q4 2011 from Q3 2011 because of normal seasonal factors. Pulpwood prices increased 8 percent in Q4 2011 over Q3 2011, primarily due to improved demand for pulpwood in the Pacific Northwest resulting from a shortage of residual chips.

Southern Region

•

Total fee harvest volume decreased 7 percent in Q4 2011 from Q4 2010 as a result of the harvest reduction following the closure of a large customer’s facility at the end of Q3 2011, partially offset by an increase in hardwood pulpwood harvest due to pine plantation thinnings and easier access to hardwood pulpwood stands afforded by dry logging conditions. Total fee harvest volume for the Southern region decreased 17 percent in Q4 2011 from Q3 2011 due to harvest reductions associated with the closure mentioned above, plus seasonal factors.

•	Sawlog volume and prices decreased 25 percent and 9 percent, respectively, in Q4 2011 from Q4 2010, due to weak demand for pine sawlogs and the harvest reduction.

•	Sawlog volume and prices decreased 18 percent and 7 percent, respectively, in Q4 2011 from Q3 2011 due to the harvest reduction and continued weak demand.

•

Pulpwood volume increased 21 percent in Q4 2011 over Q4 2010 as a result of the increase in pine plantation thinnings and the dry logging conditions that allowed access to hardwood pulpwood stands, while prices decreased 8 percent due to excess fiber availability.

•

Pulpwood volume decreased 14 percent in Q4 2011 from Q3 2011 due to normal seasonality coupled with decreased pulpwood production resulting from the harvest reduction. Pulpwood prices increased 3 percent in Q4 2011 over Q3 2011 due to reduced availability of residual chips.

Wood Products

The Wood Products segment reported an operating loss of $1.3 million in Q4 2011 compared to an operating loss of $3.4 million in Q4 2010 and operating income of $2.9 million in Q3 2011.

•	Lumber prices and shipment volumes increased 2 percent and 1 percent, respectively, in Q4 2011 over Q4 2010, primarily due to slightly better market conditions.

•	Lumber prices decreased 1 percent and shipment volumes decreased 3 percent in Q4 2011 compared to Q3 2011, primarily due to weaker demand.

•

In Q4 2011, the segment recorded a negative $0.4 million mark to market adjustment related to lumber hedges, compared to a positive $2.0 million adjustment in Q3 2011 and a negative $2.9 million adjustment in Q4 2010.

Real Estate

Real Estate segment revenues totaled $3.2 million in Q4 2011 compared to $39.1 million in Q4 2010 and $14.8 million in Q3 2011. Operating income for the segment was $2.1 million in Q4 2011 compared to $13.6 million in Q4 2010 and $9.9 million in Q3 2011. The year to year variances in revenues and operating income were due to the approximately 46,400 acre non-strategic land sale in Wisconsin and Arkansas in Q4 2010. The sequential variances in revenues and operating income were due to the third and final phase of a 5,912 acre non-

strategic/rural real estate sale that occurred in Q3 2011. While there were no large non-strategic timberland sales in Q4 2011, sales of rural real estate and HBU properties continued at a steady pace and with comparable or greater average prices per acre compared to both Q3 2011 and Q4 2010. A total of 39 rural real estate, HBU and non-strategic timberland transactions closed in Q4 2011.

Corporate

Corporate expenses were $16.5 million in Q4 2011 compared to $17.7 million in Q4 2010, primarily due to lower environmental remediation charges. Q4 2010 included a charge of $4.1 million and an additional $1.2 million was accrued for the Avery, Idaho site in Q4 2011 to reflect increased remediation cost estimates, bringing the total accrual to $6.0 million as of December 31, 2011.

2011 FULL YEAR FINANCIAL SUMMARY

•	Earnings from continuing operations for the full year 2011 were $40.3 million, or $1.00 per diluted common share, compared to $40.3 million, or $1.00 per diluted common share for the full year 2010.

•

Operating income for the Resource segment was $59.8 million in 2011 compared to $62.1 million in 2010. Total harvest volumes were 4.1 million tons in 2011 and 4.2 million tons in 2010. Harvest volumes and prices were generally higher in the Northern region and lower in the Southern region in 2011 compared to 2010.

•

Operating income for the Real Estate segment totaled $31.4 million in 2011 compared to $30.4 million in 2010. Although fewer acres were sold in 2011, the increased operating income was primarily due to the sale of lower basis non-strategic timberlands in 2011 compared to 2010. The timberland sold in Idaho in 2011 had been owned for a much longer time and thus had a much lower basis compared to the Wisconsin properties sold in 2010 that had been purchased in 2007.

•

The Wood Products segment had operating income of $7.3 million in 2011 compared to $7.1 million in 2010. Lumber shipment volumes and average prices were basically comparable between years. Lumber hedges provided earnings of $4.5 million in 2011, compared to a negative $2.9 million adjustment in 2010.

•	Corporate expenses totaled $56.4 million in 2011 compared to $56.7 million in 2010.

Dividend Distribution

During the fourth quarter, Potlatch paid a quarterly cash dividend distribution on the company’s common stock of $0.31 per share, which reflects the current dividend level for the company.

Credit Agreement Amendment

In December 2011, the revolving credit agreement was amended, which reduced the Minimum Interest Coverage Ratio to 2.00 to 1.00 from 3.00 to 1.00 and added a Minimum Liquidity requirement of $60.0 million.

OUTLOOK

“Our outlook for 2012 remains cautious and conservative, which is in line with our harvest and dividend reduction announced December 5th. Although there was a slight increase in housing starts late in 2011, the housing market remains depressed and we expect only a modest improvement in housing starts in 2012. In our Wood Products segment, although there has been a small near-term improvement in some markets, we expect lumber prices in 2012 to be very similar to 2011. With the continued weak housing outlook and the impact of our customer’s mill closure in Arkansas, we plan to reduce our harvest volumes by 17% to approximately 3.5 million tons for 2012. In our Real Estate segment, although we do not anticipate any large non-strategic timberland sales in 2012, we will still have smaller sales of non-strategic properties. In addition, we expect a consistent level of rural and HBU sales to continue, at slightly higher prices. We remain in a position of strong liquidity with over $70 million of cash and short-term investments on our balance sheet. We have debt maturities of $22 million in the first half of 2012 that we will be able to cover with our cash on hand. We are cautiously optimistic about our outlook as we move into 2012 and beyond, as we expect the recovery of the housing market to begin slowly in the near term but then accelerate as we move into 2013, and demand from China should continue to positively affect our business,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held Tuesday, January 31, 2012, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 40945433. Supplemental materials that will be discussed during the call will be available on our website.

A telephone replay of the conference call will be available until February 7, 2012, by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 40945433 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.44 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, company outlook for 2012, housing starts in 2012, lumber demand and pricing, future harvest levels, non-strategic timberland sales in 2012, demand and pricing for rural and HBU real estate, company liquidity, 2012 debt maturities, recovery of housing market, Chinese demand,and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products, including changes in Asian demand; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; insect infestation (including the mountain pine beetle); changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$109,927	$146,174	$497,421	$539,447

Costs and expenses:
Cost of goods sold	94,778	118,359	382,252	423,353
Selling, general and administrative expenses	12,081	11,439	40,549	39,347
Environmental remediation charge	1,200	4,096	1,200	4,096
Asset impairment charge	—	—	1,180	—

	108,059	133,894	425,181	466,796

Earnings from continuing operations before interest and taxes	1,868	12,280	72,240	72,651
Interest expense, net	(6,706)	(6,745)	(27,829)	(27,780)

Earnings (loss) from continuing operations before taxes	(4,838)	5,535	44,411	44,871
Income tax benefit (provision)	3,360	3,364	(4,145)	(4,596)

Earnings (loss) from continuing operations	(1,478)	8,899	40,266	40,275

Discontinued operations, net of tax	—	477	—	119

Net earnings (loss)	$(1,478)	$9,376	$40,266	$40,394

Earnings (loss) per common share from continuing operations
Basic	$(0.04)	$0.22	$1.00	$1.01
Diluted	(0.04)	0.22	1.00	1.00
Earnings per common share from discontinued operations
Basic	$—	$0.01	$—	$—
Diluted	—	0.01	—	—
Net earnings (loss) per common share:
Basic	$(0.04)	$0.23	$1.00	$1.01
Diluted	(0.04)	0.23	1.00	1.00
Average shares outstanding (in thousands):
Basic	40,195	40,021	40,159	39,971
Diluted	40,401	40,257	40,383	40,219

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$7,819	$5,593
Short-term investments	62,989	85,249
Receivables, net	13,533	21,278
Inventories	28,603	24,375
Deferred tax assets	11,909	13,346
Other assets	9,998	11,953

Total current assets	134,851	161,794
Property, plant and equipment, net	61,453	67,174
Timber and timberlands, net	459,687	472,349
Deferred tax assets	57,924	49,054
Other assets	32,305	31,340

	$746,220	$781,711

Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$21,661	$5,011
Current liability for pensions and other postretirement employee benefits	8,172	9,517
Accounts payable and accrued liabilities	47,776	51,504

Total current liabilities	77,609	66,032
Long-term debt	344,742	363,485
Liability for pensions and other postretirement employee benefits	163,116	129,124
Other long-term obligations	18,615	18,631
Stockholders' equity	142,138	204,439

	$746,220	$781,711

Stockholders' equity per common share	$3.54	$5.11
Working capital	$57,242	$95,762
Current ratio	1.7:1	2.5:1

Certain 2010 amounts have been reclassified to conform to the 2011 presentation.

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Twelve Months Ended December 31,
	2011	2010
Cash Flows From Continuing Operations
Net earnings	$40,266	$40,394
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Depreciation, depletion and amortization	29,092	31,204
Basis of real estate sold	10,219	48,670
Change in deferred taxes	4,218	5,427
Loss (gain) on disposition of property, plant and equipment	(131)	1,078
Employee benefit plans	(2,181)	(6,241)
Equity-based compensation expense	4,404	3,952
Asset impairment	1,180	—
Gain from discontinued operations	—	(119)
Proceeds from sales deposited with a like-kind exchange intermediary	—	(341)
Other	55	—
Funding of qualified pension plans	(9,400)	—
Working capital changes	(607)	2,049

Net cash provided by operating activities from continuing operations	77,115	126,073

Cash Flows From Investing
Decrease (increase) in short-term investments	22,260	(31,743)
Additions to property, plant and equipment	(5,338)	(5,215)
Additions to timber and timberlands	(11,548)	(9,786)
Proceeds from disposition of property, plant and equipment	224	3,075
Other, net	(1,095)	(1,807)

Net cash provided by (used for) investing activities from continuing operations	4,503	(45,476)

Cash Flows From Financing
Distributions to common stockholders	(73,921)	(81,578)
Payments on long-term debt	(5,011)	(11)
Issuance of common stock	1,430	2,156
Change in book overdrafts	157	2,178
Deferred financing costs	(698)	(249)
Employee tax withholdings on equity-based compensation	(1,641)	(2,075)
Other, net	292	41

Net cash used for financing activities from continuing operations	(79,392)	(79,538)

Cash flows provided by continuing operations	2,226	1,059
Cash flows provided by discontinued operations	—	3,002

Increase in cash	2,226	4,061
Cash at beginning of period	5,593	1,532

Cash at end of period	$7,819	$5,593

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cash distributions per common share	$0.31	$0.51	$1.84	$2.04

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues
Resource	$54,382	$53,118	$226,969	$225,834
Real Estate	3,221	39,069	50,029	85,226
Wood Products	67,237	64,055	271,580	273,887

	124,840	156,242	548,578	584,947
Intersegment revenues – Resource	(14,913)	(10,068)	(51,157)	(45,500)

Total consolidated revenues	$109,927	$146,174	$497,421	$539,447

Operating income (loss)
Resource	$12,584	$12,824	$59,792	$62,107
Real Estate	2,089	13,622	31,384	30,425
Wood Products	(1,281)	(3,436)	7,267	7,140
Eliminations and adjustments	(1,750)	222	2,410	1,900

	11,642	23,232	100,853	101,572
Corporate	(16,480)	(17,697)	(56,442)	(56,701)

Earnings (loss) from continuing operations before taxes	$(4,838)	$5,535	$44,411	$44,871

Depreciation, depletion and amortization
Resource	$3,569	$4,592	$17,420	$20,481
Real Estate	7	—	28	—
Wood Products	1,923	2,000	7,829	8,188

	5,499	6,592	25,277	28,669
Corporate	677	755	3,815	2,535

Total depreciation, depletion and amortization	$6,176	$7,347	$29,092	$31,204

Basis of real estate sold - Real Estate	$213	$23,178	$13,500	$48,670
Eliminations and adjustments	(47)	—	(3,281)	—

Total basis of real estate sold - Real Estate	$166	$23,178	$10,219	$48,670